Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
MedQuist Holdings Inc.:
We consent to the use of our report dated April 13, 2010 except as to Note 22, which is as of January 27, 2011 with respect to the consolidated balance sheets of MedQuist Holdings Inc. (formerly CBaySystems Holdings Limited) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and comprehensive income (loss) and cash flows for the years then ended, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Philadelphia, Pennsylvania
January 27, 2011